UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2009

IMPERIAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

Texas	000-16674	74-0704500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Imperial Square P.O. Box 9 Sugar Land, Texas		77487
(Address of principal executive offices)		(Zip Code)

(281) 491-9181

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Funding and Formation of Louisiana Sugar Refining, LLC

On November 19, 2009, Imperial Sugar Company through a wholly owned subsidiary (the “Company”), Sugar Growers and Refiners, Inc. (“SUGAR”) and Cargill, Incorporated (“Cargill”) closed the formation and funding of Louisiana Sugar Refining, LLC, a Delaware limited liability company (“LSR”). Each of the Company, SUGAR and Cargill (collectively, the “Members”) own a one-third membership interest in LSR. LSR has been formed to build and operate a new sugar refinery in Gramercy, Louisiana (the “Refinery”) adjacent to the Company’s exiting sugar refinery (the “Colonial Refinery”). Upon completion, the Refinery is expected to be a state-of-the-art cane sugar refinery with a daily production capacity of approximately 3,100 tons of refined sugar. The Refinery will produce refined sugar and related by-products, including molasses.

The construction of the Refinery is being financed with $90 million of cash and noncash equity contributions from the Members, as well as approximately $99.1 million of net proceeds from the issuance of tax-exempt Parish of St. James, State of Louisiana Revenue Bonds (the “Bonds”). In addition, LSR entered into a Credit Agreement (the “Credit Agreement”) with various lenders named therein and NATIXIS, acting through its New York Branch, as Agent for the Lenders (the “Agent”) that provides, on a non-recourse basis to the Members, (i) a direct pay letter of credit facility of up to approximately $101.3 million to support the Bonds and (ii) an approximately $43.7 million revolving credit facility to provide LSR with working capital financing.

In connection with the closing of the formation and funding of LSR (the “Closing”), the Members entered into a Third Amended and Restated Limited Liability Company Agreement of LSR (the “LLC Agreement”), which agreement governs each Member’s rights and obligations as a member of LSR, a Member Contribution Agreement (the “Member Contribution Agreement”), which agreement provides the framework for the contributions to be made by each Member and the documents to be delivered at the Closing and the Second Closing (as described below), and various other agreements. Unless otherwise specified in this Current Report, each agreement was entered into on November 19, 2009 at the Closing.

Commercial Operations

The Refinery will be constructed on a site of approximately 207 acres of land that the Company has agreed to contribute to LSR. The Member Contribution Agreement provides that from the Closing until January 1, 2011 (the “Operational Control Date”), the Company will continue to operate the Colonial Refinery with the sales and results of operations from the Colonial Refinery for the Company’s account. In addition, the agreement provides that on the Operational Control Date, control of the Colonial Refinery will switch to LSR with sales and results of operations from the Colonial Refinery then being for the account of LSR. Construction of the Refinery is expected to take no more than two years. Once the Refinery is constructed and operational, refining operations are expected to be transitioned from the existing Colonial Refinery to the Refinery.

SUGAR has agreed to be the primary supplier of LSR’s raw cane sugar through an evergreen raw sugar supply agreement. Subject to reduced volumes during a ramp up period, SUGAR has agreed to provide LSR with all raw sugar cane volumes produced by SUGAR and its member mills, subject to certain adjustments. If SUGAR is unable to supply the full capacity of the Refinery, LSR may purchase raw cane sugar from other sources.

LSR has agreed to sell 3.5 million hundredweight of refined sugar to the Company each year. Pricing under the agreement is to be determined by a formula based on LSR sales of bulk sugar to other customers. The agreement has an initial term of 10 years with automatic annual one-year extensions, subject to certain early termination rights. Any additional purchases of refined sugar from LSR by the Company will be at negotiated prices. The bulk sugar purchased from LSR is expected to be packaged for resale by the Company’s on-site retail packaging operation. Prior to the Operational Control Date, the Company has agreed to buy raw cane sugar from SUGAR under a margin-based contract.

Pursuant to an evergreen marketing agreement Cargill has agreed to serve as marketer for all of the refined sugar and all liquid sucrose produced by LSR after the Operational Control Date (other than sugar sold to the Company). Under the agreement, Cargill has agreed to pay SUGAR the net revenues from its sale of refined sugar and liquid sucrose less third party charges for handling, transportation and storage, and an agreed fee for marketing services.

Member Contribution Agreement

At the Closing, (i) the Company conveyed approximately 7 acres of land under the “footprint” of the Refinery to LSR and granted LSR a broad right of use, easement and servitude to LSR over the remaining land that the Company has agreed to convey to LSR at the Second Closing, (ii) Cargill contributed $23.5 million in cash and certain equipment and intellectual property required to construct and operate the Refinery (valued at $6.5 million) to LSR, and (iii) SUGAR contributed $30.0 million in cash to LSR. In the Member Contribution Agreement, the Company agreed that on the Operational Control Date it would (x) convey all of the equipment and other non-real property assets relating to the Colonial Refinery (other than those used in the Company’s packaging operations) to LSR and (y) sell its then-existing sugar inventory and certain spare parts to LSR. The book value of the Colonial Refinery land and equipment which the Company has agreed to contribute to LSR is approximately $22 million. The agreement provides for the Company to retain the fee ownership of the remaining 200 acres of land until the Second Closing.

LSR and each of the Members have agreed that the Company and LSR would enroll the entire site (including the footprint) in the Voluntary Remediation Program (the “VRP”) created by the Louisiana Department of Environmental Quality (the “LDEQ”). If the VRP uncovers contamination above the applicable industrial standard, the Company has agreed to pay for the cost of remediation. Unless SUGAR and Cargill elect to require the Company to convey the remainder of the site to LSR early (but not prior to the Operational Control Date), the Company has agreed to convey the remainder of the site to LSR upon obtaining a Certificate of Completion from the LDEQ at the end of the VRP (the date of this conveyance is referred to as the “Second Closing”). The Company’s contributions to LSR at the Closing, the Operational Control Date and the Second Closing have been collectively valued at $30.0 million.

At the Closing, LSR granted the Company rights of use and easements to operate the Colonial Refinery for its own account through the Operational Control Date and to continue to operate the packaging facilities after the Operational Control Date. Generally, the Company is responsible for the maintenance and operation of the site (other than the footprint) prior to the Operational Control Date, and LSR is responsible for the maintenance and operation of the site (other than the Company’s packaging facilities) after the Operational Control Date. LSR and the Company have agreed to enter into a triple net lease agreement relating to the Company’s packaging facilities at the Second Closing. In these agreements, LSR and the Company have agreed to allocate costs and responsibilities for various shared facilities and to provide certain services to each other. Pursuant to the Member Contribution Agreement, the Company has agreed to complete certain improvements to the Colonial Refinery, which are estimated to cost $6 million, at its own expense prior to the Operational Control Date.

LLC Agreement

Pursuant to the LLC Agreement, LSR is governed by a six member governance board with each of the Company, SUGAR and Cargill having the right to appoint two members to the governance board, provided, however, that certain powers have been reserved by the Members in their capacities as members of LSR. Until the earlier of the completion of the Refinery and the fourth anniversary of the Closing, the LLC Agreement prohibits the transferability of a Member’s interest in LSR, unless the other Members consent, and after such time, the LLC Agreement restricts the transferability of a Member’s interest subject to the other Members’ right to purchase such interest. The LLC Agreement provides that if the Members are unable to reach agreement on certain specified significant matters, then depending on the elections of the Members, the Members may either dissolve LSR, sell their interest in LSR to the other Members or purchase the other Members’ interest in LSR. If a material default under any of the significant commercial agreements between a Member and LSR occurs, the non-defaulting Members will have the right to purchase the defaulting Members’ interest in LSR.

The foregoing descriptions of the Member Contribution Agreement and the LLC Agreement are qualified in their entirety by reference to the agreements, which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Credit Agreement and Bond Financing

The Credit Agreement provides for (i) a revolving credit facility in the amount of approximately $43.7 million (subject to a borrowing base calculated on the amount of eligible inventory and accounts) with a $5 million sublimit for letters of credit and (ii) a letter of credit facility of approximately $101.3 million supporting the issuance of the Bonds. LSR may request increases in the revolving credit facility up to an aggregate additional amount of approximately $21.3 million, which increase by a lender is within the lender’s sole discretion. Term loans mature at the earlier of June 30, 2014 or the third anniversary of substantial completion of the Refinery. Revolving credit loans mature on June 30, 2014. Pursuant to the Credit Agreement, each Member has agreed to make capital contributions to LSR if necessary to cover certain construction cost overruns and costs relating to the VRP that LSR agreed to assume.

The Bonds are limited obligations of the Parish of St. James, State of Louisiana (the “Issuer”). Pursuant to a Financing Agreement between the Issuer and LSR, the proceeds of the sale of the Bonds will be made available by the Issuer to LSR for the purpose of financing a portion of the Refinery and paying the costs of issuance of the Bonds. Under the Financing Agreement, LSR has agreed to make payments at such times and in such amounts as shall be required to pay the principal of, and premium, if any, and interest on, the Bonds. The Bonds initially will bear interest at a floating rate that is determined on a weekly basis. The rate of interest on the Bonds may be changed to a long-term fixed rate upon notice and satisfaction of certain conditions set forth in the indenture governing the Bonds.

Concurrently with the issuance of the Bonds, the Agent issued a $101.3 million irrevocable direct pay letter of credit. A drawing under the letter of credit would create a term loan under the Credit Agreement. The initial letter of credit expires by its terms on November 18, 2010 but such expiration date, or any subsequent expiration date, is automatically extended for one year unless the Agent notifies LSR and the trustee for the Bonds at least 90 days prior thereto that the letter of credit will not be so extended.

Item 8.01. Other Events.

The Company’s press release relating to the formation and funding of LSR is filed as Exhibit 99.1 to this Current Report on Form 8-K. Information included in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933 (the “Securities Act”), as amended, or the Exchange Act, except as expressly set forth by specific reference in the filing.

The press release furnished as an exhibit to this Current Report includes forward-looking statements within the meaning of the Securities Act and the Exchange Act. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by the Company from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, the Company’s actual results may differ materially from those indicated or implied by such forward-looking statements. Except as required by law, the Company disclaims any obligation to publicly update or revise forward looking statements after the date of this Current Report to conform them to actual results.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1	Member Contribution Agreement dated as of November 19, 2009 by and among LSR, Imperial-Savannah LP, SUGAR and Cargill.

10.1	Third Amended and Restated Limited Liability Company Agreement of LSR dated as of November 19, 2009.

99.1	Press Release issued November 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIAL SUGAR COMPANY

Date: November 19, 2009	By:	/S/ H.P. MECHLER
H.P. Mechler Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Member Contribution Agreement dated as of November 19, 2009 by and among LSR, Imperial-Savannah LP, SUGAR and Cargill.

10.1	Third Amended and Restated Limited Liability Company Agreement of LSR dated as of November 19, 2009.

99.1	Press Release issued November 19, 2009.